UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014

ARK RESTAURANTS CORP.

(Exact name of registrant as specified in its charter)

New York	1-09453	13-3156768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Fifth Avenue

New York, New York 10003

(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (212) 206-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets.

On February 24, 2014, Ark Restaurants Corp (the “Company”), through its wholly-owned subsidiaries Ark Rustic Inn, LLC and Ark Rustic Inn Real Estate, LLC, completed the previously-announced purchase of the assets, including the land and building, of the Rustic Inn Crab House, a restaurant and bar in Dania Beach Florida. The Company paid the seller, W and O, Inn a purchase price of $7,500,000, exclusive of inventory and closing costs. The Company funded the purchase from an increased credit facility, described below, and from cash on hand.

Item 1.01 Entry Into a Material Definitive Agreement.

As of February 24, 2014, the Company entered into an Amendment to its existing Letter Agreement with Bank Hapoalim B.M. (the “Bank”), dated as of February 25, 2013. The term loan is evidenced by an amended and restated promissory note (the “Note”) in favor of the Bank in the amount of $8,083,333.37 and matures on February 24, 2019. Interest shall accrue at an annual rate equal to LIBOR plus 3.5% per year.

The Note evidences the $2,083,333.37 owed to the Bank under the 2013 Note, plus an additional loan of $6,000,000, which was used to purchase the Rustic Inn. The principal amount of the Note is due and payable in consecutive monthly installments.

In addition, subject to certain conditions, the Bank is prepared to extend for one year until February 24, 2015 (with a one-year extension) an uncommitted Line of Credit of up to $1,500,000 to the Company and any subsidiary of the Company for the purpose of issuing standby letters of credit to support lease obligations of such applicant.

The term loan is secured by a senior secured interest in all of the Company’s personal and fixture property, but generally not in any directly held investment property or general intangibles.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(a) Exhibits

10.1.	Asset Purchase Agreement dated as of November 22, 2013 by and between W and O, Inc. and Ark Rustic Inn, LLC. (1)

10.2	Amended and Restated Promissory Note made by the Company to Bank Hapoalim B.M., issued as of February 24, 2014.

10.3	Term or Installment Loan Rider to Promissory Note.

(1) Incorporated by reference from the Company’s Current Report on Form 8-K for November 22, 2013 filed on November 26, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARK RESTAURANTS CORP.

/s/ Michael Weinstein
	By:	Name: Michael Weinstein
Title: Chief Executive Officer

Date: February 28, 2014
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